UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 1, 2019

Date of Report (Date of earliest event reported)

Primoris Services Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34145	20-4743916
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2300 N. Field Street, Suite 1900, Dallas, Texas 75201

(Address of principal executive offices)

(Zip Code)

(214) 740-5600

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	PRIM	The Nasdaq Stock Market LLC

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2019, the Company issued a press release announcing that its Board of Directors has approved an executive transition effective November 4, 2019. David L. King will transition out of his position as Chief Executive Officer, while remaining as Chairman of the Board and assuming the non-employee role of Senior Strategic Advisor. Mr. King will transition from his position as Chief Executive Officer after filing of the Company’s third quarter Form 10-Q and earnings call.

The Company also announced that its Board of Directors has appointed Thomas E. McCormick, the Company’s current President, to the position of President and Chief Executive Officer, effective November 4, 2019.

Mr. McCormick, 57, has served as President of the Company since April 2019. He previously served as our Executive Vice President, Chief Operating Officer from April 2016. Prior to joining the Company, Mr. McCormick held a variety of executive positions with Chicago Bridge & Iron Company since 2007. Such positions included President – Oil & Gas, Senior Vice President – Gas Processing & Oil Sands, Global Vice President – Downstream Operations, and Vice President Operations. Prior to 2007, Mr. McCormick worked for more than 17 years at BE&K Engineering & Construction on a variety of heavy industrial projects. Mr. McCormick has a Bachelor of Science degree in Civil Engineering from Florida State University and an Advanced Executive Management Degree from INSEAD in Fontainebleau, France.

On November 4, 2019, the Company entered into a formal five-year employment agreement with Mr. McCormick. The following is a summary of the terms of the agreement, which is filed as an exhibit to this Form 8-K. The agreement provides for an initial annual base salary of $625,000. Mr. McCormick will also be eligible for a bonus under the Company’s incentive compensation plan with a target of 225% of his base salary (the “Bonus”). The Bonus consists of an annual discretionary bonus and an annual measurable bonus, each of which will be paid 75% in cash and 25% in restricted stock units (“RSUs”) of the Company. The RSUs will vest ratably over a three year period.

In the event of termination without cause, by death or disability, severance benefits will be paid, including a lump sum payment of 100% of his annual base salary, a pro rata portion of one year’s bonus, up to one year of the employee’s share of the premium for COBRA medical benefits, and accelerated vesting of any unvested RSUs. In the event of termination for cause, resignation, mutual agreement or nonrenewal, the Company will have no further obligations under the agreement.

The employment agreement also provides for other benefits and perquisites for Mr. McCormick.

No arrangement or understanding exists between Mr. McCormick and any other person pursuant to which Mr. McCormick was selected as an executive officer of the Company. There are no family relationships between Mr. McCormick and the executive officers or directors of the Company and no transactions that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

The information contained in the press release attached hereto is being furnished and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated November 4, 2019, by and among Primoris Services Corporation and Thomas McCormick

99.1	Press release dated November 1, 2019

104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRIMORIS SERVICES CORPORATION

Dated: November 5, 2019	By:	/s/ Kenneth M. Dodgen
Kenneth M. Dodgen
Executive Vice President, Chief Financial Officer

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